FOR IMMEDIATE RELEASE

RCS Capital to Participate in the Barclays 2014 Global Financial Services Conference

NEW YORK, NEW YORK, September 4, 2014 - RCS Capital Corporation (“RCAP”) (NYSE: RCAP) announced today that it will participate in a moderated discussion at the Barclays 2014 Global Financial Services Conference on Monday, September 8, 2014 at the New York Hilton Midtown in New York City, New York at 11:15 a.m. ET.

Members of RCAP’s management team including Michael Weil, President of RCAP, Brian Jones, Chief Financial Officer of RCAP, Brian Nygaard, Chief Operating Officer of RCAP, R. Lawrence Roth, Chief Executive Officer of Cetera Financial Group, and Andrew G. Backman, RCAP’s Managing Director of Investor Relations & Public Relations, will be participating at the conference.

RCAP’s participation will be broadcast live over the Internet and can be accessed through RCAP’s website, www.rcscapital.com. To listen, please go to the website’s “Investor Relations” section at least 15 minutes prior to the start of the broadcast to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly following the conference on the RCAP website.

About RCAP

RCAP is an investment firm expressly focused on the retail investor. RCAP is engaged in the wholesale distribution, investment banking and capital markets businesses, and a research business focused on alternative investments. Following the closing of recent acquisitions of independent broker-dealers and an investment manager, RCAP is also engaged in the independent retail advice and investment management businesses. RCAP’s business is designed to capitalize, support, grow and manage direct investment and alternative investment programs, and to serve independent financial advisors and their clients. Additional information about RCAP can be found on its website at www.rcscapital.com. RCAP may disseminate information about itself, including the results of its operations and financial information, via social media platforms such as Facebook, LinkedIn and Twitter.

Important Notice

The statements in this press release include statements regarding the intent, belief or current expectations of RCAP and members of our management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should,” “look forward” or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements due to certain factors, including RCAP’s ability to integrate businesses acquired in recent and pending acquisitions into its existing businesses. Additional factors that may affect future results are contained in RCAP’s filings with the SEC, which are available at the SEC’s website at www.sec.gov. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Investor Inquiries:

Anthony J. DeFazio SVP of Public Relations DDCworks tdefazio@ddcworks.com (484) 342-3600	Andrew G. Backman Managing Director Investor Relations and Public Relations RCS Capital Corporation ABackman@rcscapital.com (917) 475-2135	Brian D. Jones Chief Financial Officer RCS Capital Corporation BJones@rcscapital.com (866) 904-2988